Exhibit 10.2

May 13, 2026

Mr. William F. Gifford, Jr.
6601 West Broad Street
Richmond, Virginia 23230

Re: Termination of Aircraft Time Share Agreement

Dear Billy:

In connection with your retirement, we confirm that the Time Share Agreement, dated February 23, 2023, between you and Altria Client Services LLC terminated effectively at 12:01 a.m. on May 14, 2026. Invoices for any charges incurred through the date of termination will be forwarded in the ordinary course of business and will be payable on the terms set forth in the Time Share Agreement.

Best regards,
Altria Client Services LLC

By: /s/ THOMAS H. WATSON
Name: Thomas H. Watson
Title: Vice President, Total Awards, Aviation & Corp. Security

AGREED TO AS OF THE DATE INDICATED:

/s/ WILLIAM F. GIFFORD, JR.
William F. Gifford, Jr.
Date: May 13, 2026